Exhibit 99.1

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Third Quarter 2009 Results

DALLAS – October 30, 2009 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the third quarter and year-to-date periods ended September 30, 2009 in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

“We had a solid operational performance for the quarter and continue to make good progress, even in the face of depressed commodity prices and economic conditions that remain challenging,” said Energy Future Holdings President and CEO John Young.

Third Quarter GAAP Results

For the third quarter 2009, EFH reported a consolidated net loss attributable to EFH Corp. (in accordance with GAAP) of $80 million compared to reported net income of $3.617 billion for the third quarter 2008. The third quarter 2009 reported net loss included $90 million (after tax) in unrealized mark-to-market net losses on interest rate swaps entered into to hedge variable interest rate expense and $2 million (after tax) in unrealized mark-to-market net gains related to commodity positions.

The third quarter 2008 reported net income included $3.955 billion in unrealized mark-to-market net gains largely related to the long-term hedging program (discussed further below) and $23 million in unrealized mark-to-market net gains on interest rate swaps, partially offset by a $322 million charge associated with the impairment of sulfur dioxide and nitrogen oxide emissions allowances (all after tax).

Third Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the third quarter 2009 totaled net earnings of $10 million compared to a net loss of $21 million for the third quarter 2008. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the third quarter 2009 and 2008, see Tables A1 and A2.

Results from the competitive business improved $48 million (after tax). The results reflected an $81 million improvement in contribution margin driven by favorable results from asset management and retail activities, lower purchased power costs during plant outages, higher output from the nuclear-fueled generation units and the 2008 effect on the retail business of Hurricane Ike. Offsetting factors included a $12 million increase in retail bad debt expense due to customer losses, new system conversion and general economic conditions, and $14 million in higher net interest expense driven by increased amortization of interest rate hedge losses. (All amounts are after tax.)

Results from the regulated business declined $17 million (after tax), driven by the net income attributable to the Oncor minority owner, which totaled $26 million, as a result of the sale of the 20 percent interest in Oncor in the fourth quarter 2008. Excluding the effect of the noncontrolling interests, the $9 million increase in earnings of the regulated business was driven by a lower effective income tax rate, which reflected favorable resolution of uncertain tax positions. Higher operating costs, driven by increased transmission fees, and higher depreciation and amortization were offset by higher revenues from rate increases.

Year-To-Date GAAP Results

For the nine months ended (year-to-date) September 30, 2009, EFH reported consolidated net income attributable to EFH Corp. (in accordance with GAAP) of $207 million compared to a reported net loss of $983 million for year-to-date 2008. Year-to-date 2009 reported net income included $459 million (after tax) in unrealized commodity-related mark-to-market net gains that reflected the impact of lower forward natural gas prices on the value of positions in EFH’s long-term hedging program (discussed further below) and $342 million (after tax) in unrealized mark-to-market net gains on interest rate swaps entered into to hedge variable interest rate expense. These items were partially offset by a noncash impairment charge of $90 million resulting from the completion in the first quarter of the fair value calculation supporting the goodwill impairment charge that was recorded in the fourth quarter of 2008.

Year-to-date 2008 reported net loss included a $323 million charge associated with the impairment of sulfur dioxide and nitrogen oxide emissions allowances and $142 million in unrealized mark-to-market net losses largely related to the long-term hedging program, partially offset by $23 million in unrealized mark-to-market net gains on interest rate swaps (all after tax).

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2009 totaled a net loss of $502 million compared to a net loss of $510 million for year-to-date 2008. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2009 and 2008, see Tables A3 and A4.

Results from the competitive business improved $84 million (after tax). The results reflected a $200 million improvement in contribution margin driven by favorable results from asset management and retail activities, lower purchased power costs during plant outages, higher output from the nuclear-fueled generation units, lower amortization of intangible assets arising from purchase accounting and the 2008 effect on the retail business of Hurricane Ike. Offsetting factors included $55 million in higher net interest expense driven by increased amortization of interest rate hedge losses, a $34 million increase in costs related to the transition of outsourced services and the new retail customer care system, $19 million in higher retail bad debt expense due to customer losses, new system conversion and general economic conditions and $19 million in higher amortization of intangible assets arising from purchase accounting reported in depreciation and amortization. (All amounts are after tax.)

Results from the regulated business declined $76 million (after tax), driven by $54 million in net income attributable to the Oncor minority owner. Excluding the effect of the noncontrolling interests, the $22 million decrease in earnings of the regulated business reflected higher interest expense due to borrowings to support growth and higher rates due to the refinancing of short-term borrowings with long-term debt in September 2008. Also contributing to the decline was lower electricity consumption due to milder weather and general economic conditions that was partially offset by growth in points of delivery. Higher operating costs, driven by increased transmission fees, and depreciation and amortization were largely offset by higher revenues from rate increases. A lower effective income tax rate mitigated the earnings decline.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of September 30, 2009, these subsidiaries have sold forward approximately 1.7 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 214,000 GWh at an assumed 8.0 market heat rate) over the next five years at weighted average annual hedge prices ranging from $7.19 per MMBtu to $8.05 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 6% of the positions in the long-term hedging program at September 30, 2009, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. For the period beginning October 1, 2009 and ending December 31, 2014, and taking into consideration the estimated portfolio impacts of forward retail and wholesale power sales, the hedging transactions result in EFH having effectively hedged an estimated 71% of the natural gas price exposure related to its expected generation output for such period (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of September 30, 2009, a $1.00/MMBtu change in natural gas prices across the five-year hedged period would result in the recognition by EFH of up to approximately $1.7 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains and losses (pretax) associated with the long-term hedging program totaled a net loss of $106 million for third quarter 2009 and a net gain of $559 million for year-to-date 2009, reflecting declines in forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gains (pretax) related to positions in the long-term hedging program totaled $1.4 billion, $1.5 billion and $871 million at September 30, 2009, June 30, 2009 and December 31, 2008, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes bond indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its third quarter 2009 results with its investors on Friday, October 30, 2009 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (706) 643-0245 internationally, with conference code 33735303. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

* * *

About Energy Future Holdings

Energy Future Holdings Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to more than 2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 16,100 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity, and is building an additional 2,200 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board. Visit www.energyfutureholdings.com for more information.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely driven by natural gas prices, any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates, the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations under a long-term hedge agreement or the collateral revolving credit facility, as applicable, or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:		Corporate Communications:
Bill Huber 214.812.2480	Tim Hogan 214.812.4641	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Third Quarter 2009; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,885	11	[a]	2,896
Fuel, purchased power costs and delivery fees	(870)	6	[a]	(864)
Net gain (loss) from commodity hedging and trading activities	123	(20)[a]		103
Operating costs	(388)	—		(388)
Depreciation and amortization	(456)	—		(456)
Selling, general and administrative expenses	(277)	—		(277)
Franchise and revenue-based taxes	(94)	—		(94)
Other income	45	(23)		22
Other deductions	(32)	25		(7)
Interest income	18	—		18
Interest expense and related charges	(1,039)	138	[b]	(901)

Income (loss) before income taxes and noncontrolling interests	(85)	137		52
Income tax (expense) benefit	31	(47)[c]		(16)

Net income (loss)	(54)	90		36
Net income attributable to noncontrolling interests	(26)	—		(26)

Net loss/adjusted (non-GAAP) operating income to EFH	(80)	90		10

[a]

These adjustments total $3 million and represent unrealized mark-to-market net gains on commodity positions, including $106 million in net losses related to the long-term hedging program and $109 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Third Quarter 2008; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	3,695	(76)[a]	3,619
Fuel, purchased power costs and delivery fees	(1,631)	22 [a]	(1,609)
Net gain (loss) from commodity hedging and trading activities	6,045	(6,088)[a]	(43)
Operating costs	(370)	—	(370)
Depreciation and amortization	(431)	—	(431)
Selling, general and administrative expenses	(249)	—	(249)
Franchise and revenue-based taxes	(92)	—	(92)
Other income	14	—	14
Other deductions	(541)	528	(13)
Interest income	9	—	9
Interest expense and related charges	(831)	(36)[b]	(867)

Income (loss) before income taxes	5,618	(5,650)	(32)
Income tax (expense) benefit	(2,001)	2,012 [c]	11

Net income/adjusted (non-GAAP) operating loss	3,617	(3,638)	(21)

[a]

These adjustments total $6.142 billion and represent unrealized mark-to-market net gains on commodity positions, including $6.184 billion in net gains related to the long-term hedging program and $42 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

YTD 2009; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	7,366	135 [a]	7,501
Fuel, purchased power costs and delivery fees	(2,171)	(79)[a]	(2,250)
Net gain (loss) from commodity hedging and trading activities	1,003	(769)[a]	234
Operating costs	(1,171)	—	(1,171)
Depreciation and amortization	(1,286)	—	(1,286)
Selling, general and administrative expenses	(792)	—	(792)
Franchise and revenue-based taxes	(259)	—	(259)
Impairment of goodwill	(90)	90	—
Other income	71	(23)	48
Other deductions	(50)	25	(25)
Interest income	30	—	30
Interest expense and related charges	(2,136)	(527)[b]	(2,663)

Income (loss) before income taxes and noncontrolling interests	515	(1,148)	(633)
Income tax (expense) benefit	(254)	439 [c]	185

Net income (loss)	261	(709)	(448)
Net income attributable to noncontrolling interests	(54)	—	(54)

Net income/adjusted (non-GAAP) operating loss to EFH	207	(709)	(502)

[a]

These adjustments total $713 million and represent unrealized mark-to-market net gains on commodity positions, including $559 million in net gains related to the long-term hedging program and $154 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A4: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

YTD 2008; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	9,001	(155)[a]	8,846
Fuel, purchased power costs and delivery fees	(3,867)	71 [a]	(3,796)
Net gain (loss) from commodity hedging and trading activities	(248)	305 [a]	57
Operating costs	(1,120)	—	(1,120)
Depreciation and amortization	(1,217)	—	(1,217)
Selling, general and administrative expenses	(712)	—	(712)
Franchise and revenue-based taxes	(259)	—	(259)
Other income	43	—	43
Other deductions	(583)	550	(33)
Interest income	22	—	22
Interest expense and related charges	(2,505)	(36)[b]	(2,541)

Loss before income taxes	(1,445)	735	(710)
Income tax benefit	462	(262)[c]	200

Net loss/adjusted (non-GAAP) operating loss	(983)	473	(510)

[a]

These adjustments total $221 million and represent unrealized mark-to-market net losses on commodity positions, including $133 million in net gains related to the long-term hedging program and $354 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table B: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges, and income tax expense (benefit) plus depreciation and amortization.

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.